Exhibit 99.1

1440 Davey Road Woodridge, Ill. 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

For Immediate Release

Investor Relations Contact: Edward P. Flavin (630) 739-6744 Ex 211

Advanced Life Sciences Completes Private Placement for $36 Million.

WOODRIDGE, IL, March 3, 2006/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation, today announced that it completed its private placement of approximately 10.2 million shares of common stock together with warrants to purchase approximately 5.1 million shares of common stock to a group of new and existing institutional investors for approximately $36 million in gross proceeds.  Lazard Capital Markets LLC acted as the sole placement agent in the private placement.  The Company intends to use the net proceeds from the private placement to advance its lead product cethromycin, a novel ketolide antibiotic for the treatment of respiratory tract infections currently in pivotal Phase 3 clinical trials.

“We are very pleased by the confidence and level of commitment shown by the impressive group of institutional investors who participated in this transaction,” said Michael T. Flavin, Ph.D., Chairman & CEO.  “The capital from this private placement allows us to continue to develop the Company and our products to grow shareholder value.”

The shares sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from applicable registration requirements.  The shares were offered and sold only to institutional investors.  The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued in the private placement as well as the shares issuable upon the exercise of the warrants.

This news release is not an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Advanced Life Sciences
Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and inflammation.  The Company’s lead candidate, cethromycin, is a novel ketolide antibiotic in late-stage clinical development for the treatment of respiratory tract infections.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

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These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.   These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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